UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CYNGN INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 3, 2026

This supplement (this “Supplement”) supplements the definitive proxy statement of Cyngn Inc. (the “Company”) filed with the Securities and Exchange Commission on September 21, 2026 (the “Proxy Statement”) for the Company’s 2026 Annual Meeting of Stockholders to be held on November 3, 2026 (the “Annual Meeting”). This Supplement should be read together with the Proxy Statement.

Karen Macleod no longer a nominee

On October 26, 2026, Karen Macleod, a director of the Company, notified the Company that she will not stand for re-election at the Annual Meeting. Her decision was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Ms. Macleod was named in the Proxy Statement as one of the two nominees of the Company’s Board of Directors (the “Board”) for election as Class II directors under Proposal 1. She is no longer a nominee, and her name is withdrawn from nomination. Ms. Macleod will continue to serve as a director until her resignation takes effect upon the closing of the polls for the election of directors at the Annual Meeting.

The Board has not named a substitute nominee, and the persons named as proxies will not vote for a substitute nominee. James McDonnell remains the Board’s nominee for election as a Class II director.

The size of the Board will remain at four directors. After the Annual Meeting, there will be one vacancy on the Board, which the Board intends to fill.

Voting

Any votes cast for Ms. Macleod will be disregarded and will not be counted. The proxy card and voting instruction form previously provided remain valid, and the Company will not distribute new ones. If you have already voted, you do not need to do anything unless you wish to change your vote; your shares will be voted as you directed on the election of Mr. McDonnell and all other proposals. If you have not yet voted, you may continue to use the proxy card or voting instruction form previously provided to you. You may change or revoke your proxy as described in the Proxy Statement.

Except as described in this Supplement, the information in the Proxy Statement is unchanged.

October 30, 2026